 NEWS RELEASE
CPS Announces First Rated Securitization since 2008

IRVINE, California, September 27, 2010 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its first rated term securitization in over two years. The transaction is CPS's first senior subordinate securitization since 1993.

In the transaction, qualified institutional buyers purchased $85,352,000 of investment grade notes backed by automobile receivables purchased by CPS and its subsidiary, The Finance Company, primarily in 2008. These receivables were originally financed in September 2008 through CPS's non-consolidated subsidiary, Auto Loan Trust, in which an institutional investor purchased 95% of the issued notes and the Company retained the remaining 5%. Auto Loan Trust was terminated with this transaction.

The sold notes, issued by CPS Auto Receivables Trust 2010-A, consist of two classes. Ratings of the notes were provided by Standard & Poor’s and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount	Interest Rate	Average Life	Price	Standard & Poor’s Rating
A	$77.050 million	2.89%	1.03 years	99.99366%	A
B	$8.302 million	5.68%	1.25 years	99.99752%	BBB

The weighted average effective coupon on the notes is approximately 3.21%.

The 2010-A transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance, subordinated interests of 5.00% and overcollateralization of 12.75%. The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 23.00% of the then-outstanding receivable pool balance.

"This transaction is a significant milestone for us because it demonstrates our ability to access today's securitization market," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “A lower cost of funds going forward, together with continued growth in our new contract purchases, should pave our way back to profitability.”

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward Looking Statements

This news release contains forward looking statements, which include the statements that the transaction should allow us to decrease our cost of funds in the future and thus, with assumed growth in new contract purchases, to become profitable again. There can be no assurance that we will be able to reduce our cost of funds, increase contract purchases, or attain such profitability. Our ability to attain these objectives will be dependent on factors that include (i) the willingness and ability of our competitors to purchase similar contracts from dealers, (ii) the terms and conditions on which such competitors purchase such contracts, (iii) our ability to fund our portion of the purchase price of such automobile finance contracts, which in turn may depend on the availability and cost of capital to us, (iv) the terms on which we may be able to execute future securitization transactions and (v) the overall level of automobile purchases in the United States.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer

949 753-6800